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                                                                   EXHIBIT 10.12

                            DISTRIBUTOR'S AGREEMENT



     THIS AGREEMENT made as of the 1st day of January, 1982, by and between MERCO PRICE MARKING ("DISTRIBUTOR"), a division of Merkert Enterprises, INC., a Massachusetts corporation and MONARCH MARKING SYSTEMS, INC. ("MONARCH"), a Delaware corporation.

     WHEREAS, DISTRIBUTOR is engaged in the business of purchasing and selling labelers, labels, and related supplies, with emphasis on sales to businesses engaged in retail and wholesale food sales; and


     WHEREAS, MONARCH is engaged in the manufacture of tickets, tags, labels and labelers for inventory and price marking systems to all types of businesses; and


     WHEREAS, MONARCH desires to appoint DISTRIBUTOR as a distributor primarily to the food industry of certain products manufactured by MONARCH; and


     WHEREAS, DISTRIBUTOR is willing to accept such appointment on the terms hereinafter set forth.


     NOW, THEREFORE, it is hereby agreed as follows:


     1.   Appointment.  Subject to the terms of this Agreement, MONARCH hereby
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appoints DISTRIBUTOR a purchaser and reseller of certain MONARCH Products primarily to users within the food industry and primarily in the territory hereinafter described.


     2.  Acceptance.  Subject to the terms of this Agreement, DISTRIBUTOR hereby
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accepts the appointment as DISTRIBUTOR and agrees to use diligent efforts to
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sell certain MONARCH Products primarily to users within the food industry primarily in the territory hereinafter described.


     3.   Products.  The term "Products" as used in this Agreement shall mean
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the following:  all conventional handheld labelers, labels, supplies and equipment manufactured and/or distributed by MONARCH primarily for use in the food industry, and any modifications or improvements thereon. In the event that MONARCH should develop for sale new handheld labelers, labels, supplies and equipment which are suitable for use in the food industry, DISTRIBUTOR, at its option, shall have the right to purchase for resale, in accordance with the applicable terms and conditions of this Agreement, such new labelers, labels, supplies and equipment at such time as MONARCH, after appropriate field testing, offers such labelers, labels, supplies and equipment for sale.


     4.   Customers of Distributor.  DISTRIBUTOR agrees to use diligent efforts
          ------------------------
to sell the Products to customers in the food industry (which customers are identified by the Standard Industrial Classification Codes listed on Exhibit A) in the states of Maine, New Hampshire, Vermont, Massachusetts, Connecticut and Rhode Island, and in New York and New Jersey for Stop & Shop Co. and its divisions and First National Stores. It is the intention of the parties that the DISTRIBUTOR is to resell primarily to customers within the territory, and if DISTRIBUTOR is selling to stores in the territory through a headquarters


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located in the territory, and the headquarters moves out of the territory, the
DISTRIBUTOR retains the right to resell through such headquarters to stores in the territory. DISTRIBUTOR agrees to supply MONARCH with information concerning other Products handled by DISTRIBUTOR which could be supplied by MONARCH so that MONARCH will have an opportunity to quote prices on such Products to DISTRIBUTOR.


     5.  Prices.  The current prices to DISTRIBUTOR for Products hereunder are
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set forth in "MONARCH Price Agreement/Merco Price Marking", Number 190, dated
January 11, 1982, a copy of which has been delivered to DISTRIBUTOR. MONARCH reserves the right, from time to time and at any time, to adjust the prices for any Product, which adjustments shall be effective not less than thirty (30) days after receipt by DISTRIBUTOR of the revised price schedule, either delivered by hand or sent by certified mail, return receipt requested. The prices charged to DISTRIBUTOR shall in no event exceed those charged to other customers of MONARCH who purchase the same Products in like quantity. The price invoiced to DISTRIBUTOR shall in all events be the price in effect upon the date items are ordered by the DISTRIBUTOR, provided the shipping date specified by DISTRIBUTOR is within sixty (60) days of the date of order.


     6.   Terms of Sale.  Terms of sale by MONARCH to DISTRIBUTOR shall be "net
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30 days" on all Products.  In the event that DISTRIBUTOR defaults in payment terms, except with respect to good faith disputed items, MONARCH reserves the right to alter


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all credit terms hereunder and further to require immediate payment of any amounts then due to MONARCH from DISTRIBUTOR. MONARCH reserves the right to request quarterly financial statements from DISTRIBUTOR in the event of any default under this Agreement.


     7.   Relationship of the Parties.  It is understood and agreed between the
          ---------------------------
parties that this Agreement is intended to create only an independent contractor relationship and not one of partnership, joint venture, employment or agency.


     8.   Warranty.  All Products sold to DISTRIBUTOR under this Agreement shall
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be covered by MONARCH'S standard warranty as established by MONARCH from time to time. Any revision in any Product warranty shall be consistent with that provided to MONARCH'S other customers. The provisions of this warranty shall not apply to damages, disrepair or malfunction caused by malicious abuse, recklessness or gross negligence of DISTRIBUTOR or DISTRIBUTOR'S customers. All labelers shall bear MONARCH'S name and the date of manufacture. Subject to the terms of paragraph 10, DISTRIBUTOR agrees not to delete, alter or obscure said name or date of manufacture. Subject to the terms of paragraph 10, the warranty periods shall commence on the first day of the date of manufacture stamped inside each labeler by MONARCH.


     9.   Service.  DISTRIBUTOR shall physically collect any Products requiring
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service or repair and shall deliver such Products to MONARCH'S service center, located in Southborough,


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Massachusetts or such other service center located within forty (40) miles of
440 Turnpike Street, Canton, Massachusetts as MONARCH may designate. MONARCH agrees to promptly perform all service and repairs on such Products (at MONARCH'S expense, if covered by warranty) and to notify DISTRIBUTOR upon completion of such service and repairs. DISTRIBUTOR shall be responsible for returning such Products to DISTRIBUTOR'S customers. If the applicable warranty period has expired prior to delivery of such Products to MONARCH'S service center or if MONARCH determines that the damage is not covered by warranty, MONARCH shall invoice DISTRIBUTOR for such service and repair at MONARCH'S rate as established from time to time, which rate shall not be more than those charged to other MONARCH customers. MONARCH shall offer DISTRIBUTOR extended warranty programs on MONARCH Products in accordance with such programs offered to other customers of MONARCH.


     10.  Re-dating of labelers.  In the event that DISTRIBUTOR receives from
          ---------------------
MONARCH any labeler(s) more than four (4) months following the date of manufacture of such labeler, DISTRIBUTOR shall notify MONARCH, within one (1) month from the date such labeler(s) are received by DISTRIBUTOR, that such labeler(s) have been received. Within two (2) weeks from the date such notice is received or given by telephone, a representative of MONARCH shall meet with a representative of DISTRIBUTOR at DISTRIBUTOR'S place of business. Such representative shall restamp all such labelers so that they bear then-current dates and such then-current date shall be deemed the date of manufacture of such labelers for purposes of warrant.


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     11.  Patent, Copyright and Trademark Infringement.
          --------------------------------------------

          (a) DISTRIBUTOR agrees not to sell any products which infringe any valid patent, copyright and trademark held by MONARCH, but it shall be the responsibility of MONARCH to advise DISTRIBUTOR as to which of said products infringe MONARCH patents, copyright and trademarks.


          (b) MONARCH represents that the use or sale of Products sold to DISTRIBUTOR under this Agreement will not infringe any valid patents, copyrights or trademarks not licensed to or controlled by MONARCH. In the event that any suit alleging patent, copyright and/or trademark infringement is brought against DISTRIBUTOR, MONARCH will promptly defend such suit at MONARCH'S expense and will hold DISTRIBUTOR harmless from damages, attorney fees and court costs in connection with such suit; provided DISTRIBUTOR promptly notifies MONARCH of any such suit and renders reasonable assistance to MONARCH when requested by MONARCH, at MONARCH'S expense, in connection with the defense of any such suit, and provided further that MONARCH has sole control of any such suits and any settlement negotiations. MONARCH will also extend this indemnification to DISTRIBUTOR'S customers of such Products provided such customer agrees to the terms of this indemnification.


     12.  Retrofits.  In the event that MONARCH, in its sole discretion,
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determines that any Product sold by MONARCH to


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DISTRIBUTOR needs improvement or replacement without charge to DISTRIBUTOR or its customers, MONARCH shall notify DISTRIBUTOR and DISTRIBUTOR shall collect such Products from its customers and deliver them to MONARCH'S Southborough, Massachusetts service center, or such other service center located within forty
(40) miles of 440 Turnpike Street, Canton, Massachusetts 02021 as MONARCH may designate. Following repair or replacement, DISTRIBUTOR shall return the corrected Products to its customers. MONARCH shall provide without charge substitute products for use by DISTRIBUTOR'S customers during the period of such improvements or replacement, except when DISTRIBUTOR is notified in writing that substitute Products will not be made available.


     13.  Direct Sales by Monarch.
          -----------------------

          (a) MONARCH has the right to solicit orders for any products by direct mail catalogs, mail order, telephone, trade shows or other indirect activities (excluding door to door selling) from customers described in the first sentence of paragraph 4.


          (b) MONARCH shall pay to DISTRIBUTOR, within forty-five (45) days following the end of each calendar quarter during the term of this Agreement, an amount equal to eight percent (8%) of the net invoice amount on all sales during such calendar quarter of any products advertised or offered in MONARCH'S "food catalogue" to customers described in the first sentence of paragraph 4 (regardless of whether such customers are customers of DISTRIBUTOR at such time), which sales were derived from MONARCH'S "food catalogue" (regardless of the method used to order such products).


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          (c)   If, at any time during the term of this Agreement, MONARCH shall discontinue publication or widespread distribution of its "food catalogue" to customers or potential customers described in the first sentence of paragraph 4, MONARCH shall pay to DISTRIBUTOR an amount equal to five percent (5%) of the net invoice amount of all sales of the Products by MONARCH to customers described in the first sentence of paragraph 4 (regardless of whether such customers are customers of DISTRIBUTOR at such time), which sales were derived from MONARCH'S indirect activities described in subparagraph 13(a). Payment of such amount shall be made within forty-five (45) days following the end of each calendar quarter with respect to such sales during such calendar quarter.


          (d) MONARCH shall deliver to DISTRIBUTOR, simultaneously with the payment described in subparagraphs 13(b) or 13(c), (i) a summary report showing the name, address and sales amount with respect to sales described in subparagraphs 13(b) or 13(c), (ii) copies of MONARCH'S invoices for all such sales, or (iii) such other evidence of such sales as is satisfactory to DISTRIBUTOR.

          (e) As used in this paragraph 13, the term "net invoice amount" shall mean the gross invoice amount for products sold, less amounts shown on such invoice, if any, for applicable taxes and freight charges.


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     14.  Other Distributors.  MONARCH agrees that during the term of this
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Agreement, MONARCH shall not appoint any other person, firm or corporation a
MONARCH distributor for resale of the Products to the food industry if such DISTRIBUTOR'S principal office is in the states of Maine, New Hampshire, Vermont, Massachusetts, Connecticut or Rhode Island.


     15.  Assistance by Monarch.  MONARCH agrees to furnish a sales
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representative whose primary responsibility will be to work with DISTRIBUTOR.
Such sales representative 5 salary and expenses shall be paid by MONARCH. Such representative, under the direction of MONARCH, will work with DISTRIBUTOR'S salesmen through sales training programs and in demonstrating equipment to customers. The representative will assist DISTRIBUTOR'S salesmen in helping customers to establish procedures to mark merchandise properly and, in general, expand the use of MONARCH systems for the benefit of the DISTRIBUTOR and MONARCH.


     16.  Advertising.
          -----------

          (a) MONARCH will assist the DISTRIBUTOR by providing advertising material to DISTRIBUTOR at MONARCH'S cost or assist DISTRIBUTOR in preparing its own material. Proper copyright notices must be shown if new MONARCH copyrights are used. MONARCH will contribute to DISTRIBUTOR'S advertising programs an amount equal to One Thousand Dollars ($1,000) per year, with MONARCH reserving the right to determine the programs for which MONARCH'S payment may be used.


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          (b)   MONARCH shall, prior to mailing, publishing or otherwise
distributing to customers or potential customers in the states of Maine, New Hampshire, Vermont, Massachusetts, Connecticut or Rhode Island any advertising, catalogues or promotional material regarding the Products, deliver to DISTRIBUTOR a copy or original of such advertising, catalogues or promotional material.

     17.  Production and Shipments.  DISTRIBUTOR agrees to use its best efforts
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to project requirements to assist MONARCH in proper scheduling of production and equipment. DISTRIBUTOR agrees to place orders in such a manner that full truckloads will be shipped to DISTRIBUTOR for not less than eighty percent (80%) of total annual requirements. Full truckload shipments will be F.O.B. destination. Less than full truckload shipments will be F.O.B. Dayton, except that shipments resulting from failure of MONARCH to meet scheduled delivery dates on full truckload shipments shall be F.O.B. destination. Provided DISTRIBUTOR keeps MONARCH advised as to its anticipated requirements, MONARCH agrees on DISTRIBUTOR orders of stock merchandise to ship full truckload shipments within seven (7) working days of receipt of order and to ship less than truckload shipments within ten (10) working days of receipt of DISTRIBUTOR'S order.

     18.  Sales Targets.  Recognizing the benefits to accrue both to MONARCH and
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DISTRIBUTOR, the parties agree that DISTRIBUTOR and MONARCH shall, in good faith, establish a unit label sales target for each calendar year, beginning in 1983, by February


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15th of such year. The parties shall consider the historic share of the realizable market achieved in the prior year adjusted for known changes in DISTRIBUTOR'S customers marking practices, competitive products and other factors that normally have an effect on market share. Although the unit label sales target shall be established by mutual agreement, each year's unit label sales target will be increased or decreased by no more than 10% of the unit label sales target applicable to the prior year. For purposes of subparagraph 20(b)(i) only, (i) the unit label sa1es target applicable to 1982 is hereby deemed to be six billion two hundred million (6,200,000,000) labels, and (ii) DISTRIBUTOR is hereby deemed to have achieved actual label sales in excess of the unit label sales targets applicable to all years prior to 1982. In the event the parties cannot reach mutual agreement on a unit label sales target by March 1st of the calendar year involved, the unit label sales target for such year shall be established by arbitration, which the parties agree to forthwith request. The arbitrator shall consider the historical share of the realizable market achieved in the prior years adjusted for known changes in DISTRIBUTOR'S customers marking practices, competitive products and other factors that normally affect market share.


     19.  Meetings.  The parties agree to meet during September,
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1983 and during every other September thereafter to discuss the conduct of business pursuant to this Agreement.



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     20.  Termination.  This Agreement shall become effective as of January 1,
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1982 and shall continue, subject to the provisions of paragraph 21, until terminated:

          (a) Upon ninety (90) days written notice from DISTRIBUTOR to MONARCH after the occurrence of any of the following:


                (i) Delivery by MONARCH to DISTRIBUTOR of defective products, notice of which has been brought to the attention of MONARCH and MONARCH has failed to make corrections or to institute a program to make corrections within sixty (60) days after receipt of such notice;


                (ii) Failure of MONARCH to deliver eighty percent (80%) of the label volume of an order on the normal schedule provided that such failure to deliver was not the result of an act of God or other reason beyond the control of MONARCH; or

               (iii) Any other failure of MONARCH to comply with the terms and conditions of this Agreement; or


          (b) Upon ninety (90) days written notice from MONARCH to DISTRIBUTOR after the occurrence of any of the following:


               (i) Failure of DISTRIBUTOR to achieve a ninety percent (90%) level or better of the unit label sales target established under paragraph 18 in any two (2) of the three (3) preceding years.


               (ii) Failure of DISTRIBUTOR to pay eighty percent (80%) of invoiced amounts when due in accordance with the


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terms hereof and such failure continues more than ten (10) days thereafter, unless the item not paid is in dispute and DISTRIBUTOR has notified MONARCH in writing of such dispute.


               (iii) Any other failure of DISTRIBUTOR to comply with the terms and conditions of this Agreement.


In the event that this agreement is terminated, DISTRIBUTOR shall provide MONARCH within 30 days of the date of final termination with DISTRIBUTOR'S customer list and sales history of all customers who have purchased MONARCH labelers or supplies from DISTRIBUTOR in the twelve months preceding the effective date of termination, showing name, address, telephone number and name of contact together with the volume of the last twelve months sales. This information shall be supplied without cost to MONARCH.


     21.  Resolution of Disputes.
          ----------------------

          (a) In the event that either party believes that there is a dispute under this Agreement or that a cause for termination exists then, in that event, and prior to the sending of any notice of termination, such party shall send written notice to the other of such dispute. Thereafter, the other party shall have forty-five (45) days to resolve the problem or to devise a program to solve the problem.


          (b) In the event that the parties are unable to resolve a dispute within such forty-five (45) day period, the parties agree to submit such dispute to arbitration at Cincinnati, Ohio in accordance with the rules of the American Arbitration Association.


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          (c)   Notwithstanding anything to the contrary contained in this
Agreement, neither party may send a notice of termination of this Agreement with respect to such dispute, alleged breach or default hereunder until at least four
(4) months after the matter has been submitted to arbitration.


     22.  Prior Agreement.  Reference is made to an Agreement made and entered
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into as of September 1, 1976 by and between DISTRIBUTOR and MONARCH (the "1976
Agreement"). The parties hereby agree that the 1976 Agreement shall, simultaneously with the execution of this Agreement, terminate effective as of the close of business on December 31, 1981.


     23.  Notices.  Any notices required or permitted to be sent under this
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Agreement shall, until otherwise changed, by either party in writing, be sent as follows:


     To Distributor:     President
                         Merco Price Marking
                         500 Turnpike Street
                         Canton, Massachusetts 02021

     To Monarch:         President
                         Monarch Marking Systems, Inc.
                         P.0. Box 608
                         Dayton, Ohio 45401

     24.  Entire Agreement.  This Agreement sets forth the entire relationship
          ----------------
between the parties hereto and the terms of this Agreement may not be altered or amended unless reduced to writing and executed by both parties. This Agreement is not assignable by DISTRIBUTOR without the written consent of MONARCH, which


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consent shall not unreasonably be withheld and shall be governed by the laws of the State of Ohio.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.



                               MERCO PRICE MARKING, a division of Merkert
                               Enterprises, Inc.

                               By: /s/ Jack Berg
                                  ----------------------------------------
                                  Jack Berg,
                                  Executive Vice-President



                               MONARCH MARKING SYSTEMS, INC.

                               By: /s/ James Tschantz
                                  ----------------------------------------
                                  James Tschantz, Vice-President


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